Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 pertaining to (i) the Black & Decker 2003 Stock Option Plan, (ii) the Black & Decker 1996 Stock Option Plan, (iii) the Black & Decker 1992 Stock Option Plan, (iv) the Black & Decker 2008 Restricted Stock  Plan, (v) the Non-Employee Directors Stock Plan and (vi) the Black & Decker 1995 Stock Option Plan for Non-Employee Directors, of our report dated February 19, 2010, with respect to the consolidated financial statements and schedule of The Black & Decker Corporation included in Stanley Black & Decker, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2010.

/s/ Ernst & Young LLP
Baltimore, Maryland
March 12, 2010